AGREEMENT

This Agreement (this “Agreement”) is made and entered into by and among

Deborah Sue Ghourdjian Separate Trust (“DSGST”), Matthew Ghourdjian (“Ghourdjian”), and Cogility Software Corporation, a California corporation (“Cogility”),

Gerard M. Jacobs ("Jacobs"), Joshua A. Bloom ("Bloom"), Roger S. Greene ("Greene"), James S. Jacobs, Michael D. McCaffrey ("McCaffrey"), Vincent J. Mesolella ("Mesolella"), Richard E. Morrissy ("Morrissy") and Acquired Sales Corp., a Nevada corporation ("AQSP").

DSGST, Ghourdjian, Cogility, Jacobs, Bloom, Greene, James S. Jacobs, McCaffrey, Mesolella, Morrissy and AQSP are sometimes referred to individually as a "Party" and collectively as the "Parties". DSGST, Ghourdjian and Jacobs are sometimes referred to individually as a “Stockholder” and collectively as the “Stockholders”.

R E C I T A L S

A.  Cogility is a California corporation. Ghourdjian is the President and Chief Executive Officer ("CEO") and sole director of Cogility (the "Cogility Board"). Cogility’s issued and outstanding capital stock consists of 11,460,344 shares of common stock (“Cogility Stock”), and options to purchase an aggregate of 2,650,00 shares of Cogility Stock at exercise prices ranging from $0.20 per share up to $1.40 per share ("Cogility Options").

B.  AQSP is a Nevada corporation. AQSP is a publicly traded shell corporation, whose common stock symbol is AQSP.PK. Jacobs is the President and CEO of AQSP, and the Chairman of the board of directors of AQSP (the "AQSP Board"). AQSP's issued and outstanding capital stock consists of 5,832,482 shares of common stock ("AQSP Stock"), and options to purchase an aggregate of 175,000 shares of AQSP Stock at an exercise price of $0.10 per share ("AQSP Options"). The most recent public trading price of AQSP Stock is $0.10 per share.

C.  Cogility and AQSP desire to provide for a merger of Cogility into a newly formed wholly-owned subsidiary of AQSP (the "Merger"), with the Merger consideration consisting of certain unregistered shares of AQSP Stock and certain options to purchase unregistered shares of AQSP Stock ("AQSP Options").

D.  The Parties desire to provide for management of Cogility and AQSP both prior to and following the consummation of the Merger.

E.  The Stockholders desire to provide for the manner in which they will vote their shares of Cogility Stock and of AQSP Stock.

Now, Therefore, in consideration of the mutual covenants and provisions herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows, intending to be legally bound hereby:

1.  AQSP Board Resolutions. The members of the AQSP Board hereby consent in writing, pursuant to Nevada law, to the adoption of the following resolutions:

A. Grant of AQSP Options with vesting conditioned upon completion of Merger.

Whereas, Acquired Sales Corp. ("AQSP") is a shell corporation that has attempted to identify and consummate an acquisition of an attractive business with the assistance of its sole officer and the members of its board of directors (the "AQSP Board");

Whereas, AQSP has now identified Cogility Software Corporation ("Cogility") as an attractive potential acquisition candidate; and

Whereas, AQSP desires to provide for a merger of Cogility into a newly formed wholly-owned subsidiary of AQSP (the "Merger"), with the Merger consideration consisting of certain unregistered shares of common stock of AQSP ("AQSP Stock") and certain options to purchase unregistered shares of AQSP Stock ("AQSP Options");

Now, therefore, be it resolved, that Gerard M. Jacobs, President and Chief Executive Officer of AQSP, is hereby authorized and directed to cause AQSP to take all such actions and to execute all such documents and agreements as shall be required to immediately grant, issue and deliver to the following officer of AQSP and to the members of the AQSP Board AQSP Options to purchase the following number of shares of AQSP Stock, respectively, each of such AQSP Options to be exercisable at any time on or prior to the tenth anniversary of the closing date of the Merger, at an exercise price of $0.10 per share (such exercise price to be appropriately adjusted in the case of a reverse stock split, stock split, stock dividend or other extraordinary corporate event), provided, notwithstanding the foregoing, that such AQSP Options shall not vest and shall not be exercisable unless and until the Merger has been successfully completed:

Number of
Grantee	AQSP Options
Joshua A. Bloom	100,000
Roger S. Greene	100,000
Gerard M. Jacobs	12,100,000
Michael D. McCaffrey	100,000
Vincent J. Mesolella	100,000
Richard E. Morrissy	100,000

Total	12,600,000

B.  1-for-20 reverse stock split.

Whereas, Acquired Sales Corp. ("AQSP"), a shell corporation, has been attempting to identify and consummate an acquisition of an attractive business; and

Whereas, AQSP has now identified Cogility Software Corporation ("Cogility") as an attractive potential acquisition candidate; and

Whereas, AQSP desires to provide for a merger of Cogility into a newly formed wholly- owned subsidiary of AQSP (the "Merger"), with the Merger consideration consisting of certain unregistered, restricted shares of common stock of AQSP ("AQSP Stock") andcertain options to purchase unregistered shares of AQSP Stock ("AQSP Options"); and

Whereas, Cogility is unwilling to proceed forward with the Merger unless the currently issued and outstanding AQSP Stock and the currently issued and outstanding AQSP Options are the subject of a 1-for-20 reverse stock split (the "Reverse Stock Split");

Now, therefore, be it resolved, that, Gerard M. Jacobs, the President and Chief Executive Officer of AQSP, is hereby authorized and directed to cause AQSP to take all such actions and to execute all such documents and agreements as shall be required to effect the Reverse Stock Split, subject only to approval of the Reverse Stock Split by the holders of a majority of the outstanding shares of AQSP Stock, so that immediately following the Reverse Stock Split:

(1) the currently issued and outstanding 5,832,482 shares of AQSP Stock shall be reduced to an aggregate of 291,624 shares of issued and outstanding AQSP Stock;

(2) the currently issued and outstanding 175,000 AQSP Options dated August 1, 2007, each with an exercise price of $0.10 per share, shall be reduced to an aggregate of 8,750 AQSP Options each with an exercise price of $2.00 per share of AQSP Stock; and

(3) the 12,600,000 AQSP Options granted by resolution of the AQSP Board of even date herewith, each with an exercise price of $0.10 per share of AQSP Stock, shall be reduced to an aggregate of 630,000 AQSP Options, each with an exercise price of $2.00 per share of AQSP Stock.

C.  Merger and Private Placement.

Whereas, Acquired Sales Corp. ("AQSP") desires to provide for a merger of Cogility Software Corporation ("Cogility") into a newly formed wholly-owned subsidiary of AQSP (the "Merger"), with the Merger consideration consisting of certain unregistered shares of common stock of AQSP ("AQSP Stock") and certain options to purchase unregistered shares of AQSP Stock ("AQSP Options"); and

Whereas, Cogility and AQSP desire to provide for a private placement of common stock, preferred stock, convertible preferred stock, debt, or convertible debt by Cogility or by AQSP prior to, simultaneously with, or after the closing of the Merger, in the amount of $500,000 or more (the "Private Placement"); and

Whereas, AQSP desires to provide its President and Chief Executive Officer maximum authority and flexibility in regard to the structuring, negotiation and closing of the Merger and the Private Placement;

Now, therefore, be it resolved, that Gerard M. Jacobs, the President and Chief Executive Officer of AQSP, is hereby authorized and directed to cause AQSP to take all such actions and to execute all such documents and agreements as shall be deemed necessary or desirable by him to effect the Merger and the Private Placement as promptly as practicable, on such terms and conditions and he may negotiate in his discretion, subject only to approval of the definitive documents regarding the Merger and the Private Placement by the AQSP Board and, if required by law, by the holders of a majority of the shares of AQSP Stock.

2.  Cogility Board Resolutions.  The sole member of the Cogility Board hereby consents in writing, pursuant to California law, to the adoption of the following resolution:

A. Cogility Board.

Whereas, Cogility desires to increase the size of its board of directors ("Cogility Board") in contemplation of a merger (the "Merger") into a newly formed wholly-owned subsidiaryof Acquired Sales Corp., a Nevada corporation ("AQSP"), with the Merger consideration consisting of certain unregistered shares of common stock of AQSP ("AQSP Stock") and certain options to purchase unregistered shares of AQSP Stock ("AQSP Options"), and in contemplation of a private placement of common stock, preferred stock, convertible preferred stock, debt, or convertible debt by Cogility prior to the closing of the Merger, or by AQSP, by Cogility, or by AQSP and Cogility acting jointly, simultaneously with or after the closing of the Merger, in the amount of $500,000 or more (the "Private Placement");

Now, therefore, be it resolved, that the By-Laws of Cogility are hereby amended to provide that the Cogility Board prior to the closing of the Merger will consist of three persons; and

Now, therefore, be it further resolved, that Gerard M. Jacobs and Roger S. Greene are hereby elected to serve as additional members of the Cogility Board, to serve until the earlier of the closing of the Merger or the abandonment of the Merger by Cogility and AQSP; and

Now, therefore, be it further resolved, that Matthew Ghourdjian and Gerard M. Jacobs are hereby elected to serve as Co-Chairmen of the Cogility Board, to serve until the earlier of the closing of the Merger or the abandonment of the Merger by Cogility and AQSP.

B.  Grant of Cogility Options with vesting conditioned upon completion of Private Placement.

Whereas, Cogility Software Corporation ("Cogility") has identified Acquired Sales Corp., a Nevada corporation ("AQSP), as an attractive potential acquiror; and

Whereas, Cogility desires to provide for a merger of Cogility into a newly formed wholly-owned subsidiary of AQSP (the "Merger"), with the Merger consideration consisting of certain unregistered shares of common stock of AQSP ("AQSP Stock") and certain options to purchase unregistered shares of AQSP Stock ("AQSP Options"); and

Whereas, Cogility desires to incentivize Gerard M. Jacobs to initially serve as a Co-Chairman of the board of directors of Cogility and later as the Chief Executive Officer of Cogility, and to use commercially reasonable efforts to close a private placement of common stock, preferred stock, convertible preferred stock, debt, or convertible debt by Cogility or AQSP either prior to, simultaneously with, or after the closing of the Merger, in the amount of $500,000 or more (the "Private Placement"); and

Whereas, Roger S. Greene has served as the General Counsel of Cogility, and Cogility desires to incentivize Roger S. Greene to also serve as a member of the board of directors of Cogility, and to generally assist Cogility as an advisor and consultant in regard to introductions with persons and companies with which he is familiar; and

Whereas, Cogility desires to incentivize Vincent J. Mesolella to serve as a member of a committee that will allocate certain AQSP Options that will replace Cogility's existing bonus plan, and to generally assist Cogility as an advisor and consultant in regard to introductions with persons and companies with which he is familiar;

Now, therefore, be it resolved, that Matthew Ghourdjian, President and Chief Executive Officer of Cogility, is hereby authorized and directed to cause Cogility to take all such actions and to execute all such documents and agreements as shall be required to immediately grant, issue and deliver to Gerard M. Jacobs, Roger S. Greene and Vincent J. Mesolella, or their respective designee(s), options ("Cogility Options") to purchase an aggregate of 3,295,000 shares of common stock of Cogility ("Cogility Stock"), each of such Cogility Options to be exercisable at any time on or prior to the tenth anniversary of the issuance date of such Cogility Options, at the following respective exercise prices per share (such respective exercise prices to be appropriately adjusted in the case of a reverse stock split, stock split, stock dividend or other extraordinary corporate event), provided, notwithstanding the foregoing, that such Cogility Options shall not vest and shall not be exercisable unless and until the Private Placement has been successfully completed:

	Number of	Exercise Price
Grantee	Cogility Options	Per Share
Gerard M. Jacobs	2,500,000	$0.377358
Gerard M. Jacobs	530,000	$0.000001
Roger S. Greene	132,500	$0.000001
Vincent J. Mesolella	132,500	$0.000001

Total	3,295,000

C.  Merger and Private Placement.

Whereas, Cogility Software Corporation ("Cogility") has identified Acquired Sales Corp., a Nevada corporation ("AQSP), as an attractive potential acquiror; and

Whereas, Cogility desires to provide for a merger of Cogility into a newly formed wholly-owned subsidiary of AQSP (the "Merger"), with the Merger consideration consisting of  certain unregistered shares of common stock of AQSP ("AQSP Stock") and certain options to purchase unregistered shares of AQSP Stock ("AQSP Options"); and

Whereas, Cogility and AQSP desire to provide for a private placement of common stock, preferred stock, convertible preferred stock, debt, or convertible debt by Cogility or AQSP either prior to, simultaneously with, or after the closing of the Merger, in the amount of $500,000 or more (the "Private Placement"); and

Whereas, Cogility desires to provide its Co-Chairmen maximum authority and flexibility in regard to the structuring, negotiation and closing of the Merger and the Private Placement;

Now, therefore, be it resolved, that Matthew Ghourdjian and Gerard M. Jacobs, the Co-Chairmen of Cogility, are hereby authorized and directed to cause Cogility to take all such actions and to execute all such documents and agreements as shall be deemed necessary or desirable by them to effect the Merger and the Private Placement as promptly as practicable, on such terms and conditions and they may negotiate in their discretion, subject only to approval of the definitive documents regarding the Merger and the Private Placement by the Cogility Board and, if required by law, by the holders of a majority of the shares of Cogility Stock.

4.  Letter of Intent regarding the Merger.  AQSP and Cogility hereby enter into the following legally binding letter of intent ("Letter of Intent") regarding the Merger:

This Letter of Intent is intended to set forth the general terms and conditions upon which AQSP will acquire Cogility.

A. Reverse Stock Split. Prior to the closing date of the Merger, the currently issued and outstanding AQSP Stock and the currently issued and outstanding AQSP Options shall be the subject of a 1-for-20 reverse stock split (the "Reverse Stock Split").

B.  Private Placement.  Jacobs will use commercially reasonable efforts to complete a private placement of common stock, preferred stock, convertible preferred stock, debt, or convertible debt by Cogility or AQSP either prior to, simultaneously with, or after the closing of the Merger, in the amount of $500,000 or more (the "Private Placement"); provided that no guarantee or assurance can be made by Jacobs that the Private Placement can be successfully completed on acceptable terms and conditions, if at all. If the Private Placement involves the issuance of a convertible security by Cogility, then the conversion terms shall be mutually acceptable to AQSP, Cogility and the investor(s) in the Private Placement. If the Private Placement is in the form of debt or convertible debt issued by Cogility, then such debt shall be secured by a perfected first lien security interest on all of the assets of a newly created trust (the "IP Trust"), which IP Trust shall own all of the intellectual property rights to all of Cogility's patents, patents pending, unpatented software and code, appliances, and other intellectual property. The trustee of such IP Trust shall be Greene or another person or entity mutually acceptable to AQSP, Cogility and the investor(s) in the Private Placement.

C. Reverse Merger. The acquisition of Cogility by AQSP will be structured as a so-called "reverse merger", pursuant to which Cogility will be merged with and into a wholly-owned single purpose merger subsidiary of AQSP incorporated in California, with Cogility being the survivor of such Merger and a wholly-owned subsidiary of AQSP.

D. Merger Consideration.

(1)  In the Merger, the holders of the currently outstanding 11,460,344 shares of Cogility Stock will receive, on a pro rata basis, an aggregate of 2,162,329 shares of AQSP Stock, and the holders of the currently outstanding 2,650,000 Cogility Options with exercise prices between $0.20 - $1.40 per share of Cogility Stock, will receive, on a pro rata basis, an aggregate of 500,000 AQSP Options, with exercise prices that are 5.3 times higher than their respective exercise prices prior to the closing of the Merger (for example, 100,000 Cogility Options with an exercise price of $0.20 per share of Cogility Stock, will convert into 18,868 AQSP Options with an exercise price of $1.06 per share of AQSP Stock), provided, notwithstanding the foregoing, that the exercise price of each of such 500,000 AQSP Options shall in no event exceed $5.00 per share of AQSP Stock;

(2)  In the Merger, the holders of the 2,500,000 Cogility Options  with an exercise price of $0.377358 per share of Cogility Stock granted by resolution of the Cogility Board of even date herewith will receive, on a pro rata basis, an aggregate of 471,698 AQSP Options, each with an exercise price of $2.00 per share of AQSP Stock.; and

(3)  In the Merger, the holders of the 795,000 Cogility Options  with an exercise price of $0.000001 per share of Cogility Stock granted by resolution of the Cogility Board of even date herewith will receive, on a pro rata basis, an aggregate of 150,000 AQSP Options, each with an exercise price of $0.0000053 per share of AQSP Stock..

E. Bonus Plan. At the closing date of the Merger, Cogility's existing bonus plan will be eliminated, replaced as follows:

(1) 1,500,000 AQSP Options with an exercise price of $5.00 per share of AQSP Stock will be granted and issued. Half of these 1,500,000 AQSP Options will be allocated as of the closing date of the Merger among a group consisting of certain current employees of Cogility, Greene, and a newly hired (or to-be-hired) Chief Financial Officer of AQSP and Cogility (the "CFO"), such allocation to be determined by majority vote of a committee consisting of Ghourdjian, Greene, Jacobs and Martin Artiano ("Artiano"), acting in their sole discretion, and provided to AQSP in writing on the closing date of the Merger. The other half of these 1,500,000 AQSP Options will be allocated after the closing date of the Merger among current or future employees, directors or consultants of or to Cogility, such allocation to be determined by majority vote of a committee consisting of Ghourdjian, Greene, Jacobs, Artiano and Mesolella, acting in their sole discretion, and provided to AQSP in writing prior to the end of the twelfth full calendar quarter following the closing date of the Merger.

(2) Any portion of these 1,500,000 AQSP Options that are allocated to any particular grantee shall vest only if each of the following tests are met:

(a) Such grantee serves continuously as an employee, director or consultant of or to Cogility from the closing date of the Merger (or from his or her date of hire, if such date is after the closing date of the Merger) until the end of the twelfth full calendar quarter following the closing date of the Merger; and

(b) Cogility, operating as a wholly-owned subsidiary of AQSP, has an EBITDA of $1 million or more in each of four consecutive full calendar quarters during the first twelve full calendar quarters following the closing date of the Merger as calculated and certified in writing by AQSP's independent firm of certified public accountants (the "CPA's"), such EBITDA to be calculated by the CPA's without any allocation to Cogility of AQSP's corporate overhead excepting however that such EBITDA shall reflect dollar-for-dollar reductions for:

(i) the interest on any loans, ninety-five percent or more of the net proceeds of which are directly or indirectly made available to Cogility for use in Cogility's business; and

(ii) the portion of the fees and expenses of the CPA's that is attributable to the auditing and review of Cogility's annual and quarterly financial statements, as calculated and certified in writing by the CPA's; and

(c) Such grantee on or prior to the closing date of the Merger (or on his or her date of hire, in the case of the CFO) signs and delivers to AQSP and Cogility a comprehensive written waiver and settlement, in form and substance acceptable to AQSP in its sole discretion, of all claims of any nature whatsoever against AQSP, Cogility, and their respective directors, officers, shareholders, agents and representatives, including but not limited to any and all asserted or unasserted claims for Cogility Stock, Cogility Options, warrants to purchase Cogility Stock, unpaid salaries, unpaid bonuses, unpaid commissions, other back pay, royalty claims, and any other equity or compensation claims of any nature whatsoever.

(3) If and in the event that any portion of these 1,500,000 options become vested as set forth above, then such vested options will be exercisable at any time during the period beginning on their vesting date and ending on the second anniversary of such vesting date.

F. Boards of Directors.

(1) The board of directors of Cogility (the "Cogility Board") prior to the closing of the Merger or the abandonment of the Merger by Cogility and AQSP will consist of Ghourdjian and Jacobs, Co-Chairmen, and Greene. At the closing of the Merger, the Cogility Board will vote to amend the By-Laws of Cogility to provide that the Cogility Board will consist of ten people, and will vote to elect as seven additional members of the Cogility Board Bloom, James S. Jacobs, McCaffrey, Mesolella, Morrissy. General Robert Mixon (if he agrees to so serve, and if he does not, then another person designated by Ghourdjian and acceptable to Jacobs), and one other person designated by Ghourdjian and acceptable to Jacobs.

(2) Prior to the closing of the Merger, the AQSP Board shall continue to consist of Jacobs, Chairman, Bloom, Greene, James S. Jacobs, McCaffrey, Mesolella, and Morrissy. At the closing of the Merger, the AQSP Board will vote to amend the By-Laws of AQSP to provide that the AQSP Board will consist of ten people, and to elect as three additional members of the AQSP Board Ghourdjian, General Robert Mixon (if he agrees to so serve, and if he does not, then another person designated by Ghourdjian and acceptable to Jacobs), and one other person designated by Ghourdjian and acceptable to Jacobs. Following the closing of the Merger: Ghourdjian and Jacobs will serve as the Co-Chairmen of the AQSP Board; Mesolella will continue to serve as the Chairman of the Audit Committee of the AQSP Board; Greene will continue to serve as the Chairman of the Compensation Committee of the AQSP Board; and McCaffrey will continue to serve as the Chairman of the Nominating Committee of the AQSP Board.

G.  Officers.

(1) Prior to the closing of the Merger, Ghourdjian shall continue to serve as the President and Chief Executive Officer ("CEO") of Cogility. After the closing of the Merger, Ghourdjian shall continue to serve as the President and CEO of Cogility until Jacobs has received all of the security clearances necessary for him to serve as the President and CEO of Cogility without disrupting Cogility's business in any material respect, at which point in time Jacobs shall serve as the President, CEO and Secretary of Cogility. For his service as the Co-Chairman and later as the Co-Chairman, President, CEO and Secretary of Cogility, Jacobs will receive at minimum: an initial base salary of $250,000 per year payable every two weeks; prompt dollar-for-dollar reimbursement of all legitimate expenses incurred or paid by Jacobs in the performance of his duties as a director and officer of Cogility (including but not limited to airfare, lodging, food, entertainment, gasoline, parking, car rental, other auto expenses, tolls, mobile phone charges, and internet charges), and such benefits as are generally provided to employees of Cogility.

(2) Both before and after the closing of the Merger, Jacobs will continue to serve as the President, CEO and Secretary of AQSP.

(3) Following the closing of the Merger, any increases in the base salaries of Ghourdjian and Jacobs, and the annual bonuses of Ghourdjian and Jacobs, will be determined by the Compensation Committee of the AQSP Board, subject to the approval of the entire AQSP Board.

(4) Nothing in this Agreement is intended to prevent Jacobs from receiving his salary, bonuses, expense reimbursements, or benefits, from AQSP rather than from Cogility, following the closing of the Merger.

(5) Jacobs is authorized and directed to cause Cogility to hire the CFO, on terms and conditions to be approved by Ghourdjian, by the Cogility Options Committee, and by the AQSP Board and its Compensation Committee.

H. Audit.  Cogility will engage the firm of Hansen Barnett & Maxwell ("HB&M") to prepare audited financial statements for Cogiity for the twelve month periods ended December 31, 2007, 2008 and 2009, including appropriate quarterly cutoff work, and for the quarterly periods ended March 31 and June 30, 2010 (the “Audited Financials”), all in accordance with GAAP and applicable U.S. Securities and Exchange Commission ("SEC") rules and regulations and consistent with the advice of the CPAs and AQSP's securities counsel. Cogility will bear all of HB&M's fees and expenses incurred in the preparation of the Audited Financials.

I.  Operations. During the period between the signing of this Letter of Intent and the closing of the Merger, Ghourdjian will operate Cogility solely in the ordinary course of its business consistent with past practices. During the period from the signing of this Letter of Intent and the closing of the Merger, there shall not be any material increases or decreases in compensation, capital expenditures, asset sales or affiliate transactions involving Cogility, except as contemplated by this Letter of Intent, nor shall there be any unusual cash withdrawals, unusual payments, unusual contracts or contract provisions, or other unusual transactions or business practices involving Cogility. Notwithstanding the foregoing, Cogility will be entitled to make such employee hires as Ghourdjian may deem appropriate in his discretion, provided that all such employees are “at will” employees or the employment or engagement of such persons are terminable upon sixty (60) days written notice by Cogility.

J. Conditions to Closing the Merger. Ghourdjian, Cogility, Jacobs and AQSP will each use commercially reasonable efforts to close the Merger as soon as practicable. The closing of the Merger will be subject to each of the following conditions:

(1)  Reverse Stock Split.  The 1-for-20 Reverse Stock Split of AQSP Stock shall have been completed.

(2)  Mutual Due Diligence. Cogility and AQSP each shall have completed its "due diligence" investigation of the other (including without limitation an examination of corporate books and records, financials, historical operations, management, business practices, computer systems, prospects, legal, tax, ERISA and other matters), and the results of such investigation shall be satisfactory to each of them, in its sole discretion. Without limiting the generality of the foregoing:

(a) in accordance with applicable law, Cogility shall retain a competent outside firm to conduct a criminal background check of each of its employees, and shall furnish the results of those criminal background checks to AQSP within twenty-one days following the signing of this Agreement; and

(b) each of the Parties will promptly respond to and cooperate with the reasonable requests for information and access of each of the other Parties in connection with such Party’s "due diligence” investigation of the others.

Subject to the immediately preceding sentence: (i) Cogility and AQSP each shall use good faith efforts to conclude its "due diligence" investigation of the other within thirty days following the date of the Section 14 filing with the SEC announcing the signing of this Agreement (the "Section 14 Filing"); and (ii) Cogility and AQSP each shall notify the other if it elects not to close the Merger due to the results of its "due diligence" investigation of the other within thirty-five days following the date of the Section 14 Filing.

(3) Auditing. HB&M shall have completed and delivered to AQSP the Audited Financials, prepared in accordance with GAAP and accompanied by an unqualified opinion of HB&M, and such Audited Financials shall be acceptable to AQSP in its sole discretion.

(4) Definitive Documents. Cogility and AQSP shall have negotiated, executed, and delivered mutually agreeable definitive transaction documentation, including a merger agreement, containing representations, warranties, covenants, conditions, and indemnifications customary to transactions like the Merger and consistent with this Letter of Intent (collectively the "Definitive Documents").

(5) Approvals. All material third party approvals shall have been obtained, including but not limited to the approval of the Definitive Documents by the Cogility Board, the AQSP Board, and the shareholders of each of Cogility and AQSP.

(6) Filings. All necessary securities filings, including but not limited to the Section 14 Filing, shall have been made with the SEC and other governmental agencies, as required by applicable laws, rules and regulations, in regard to the Merger and related matters (collectively the "Filings").

(7) Litigation.  Neither the SEC, nor any other governmental agency, nor any shareholder of either Cogility or AQSP, shall have initiated or issued, nor threatened to initiate or issue, any investigations, actions, orders, lawsuits or other proceedings in regard to the Filings, the Merger or related matters.

K. Exclusivity Period. The term the “Exclusivity Period” means the period commencing on the date of signing of this Letter of Intent and ending sixty days after the Parties receive the completed Audited Financials from HB&M. In consideration of AQSP's time, effort and expense in attempting to close the Merger, Ghourdjian and Cogility agree that during the Exclusivity Period Ghourdjian and Cogility shall refrain from entering into, soliciting or participating in any negotiations, extensive discussions, contracts, letters of intent, or other arrangements of any nature with any third party or parties (other than Jacobs and AQSP) regarding a merger, consolidation, sale, purchase, acquisition, liquidation,  licensing,or other disposition of any of Cogility's businesses, software, appliances, patents, patents pending, other assets or capital stock, except only dispositions and other actions that are normal, customary or otherwise in the ordinary course of the businesses of Cogility.

L.  Expenses. Each Party shall bear its own costs and expenses in connection with the proposed Merger. Without limiting the generality of the foregoing, each Party shall be solely responsible for the fees and expenses owed to any accountants, lawyers, financial advisors, investment bankers or brokers employed by such party.

M. Disclosure. AQSP shall be permitted to publicly disclose the existence, terms and conditions of this Letter of Intent. Ghourdjian and Cogility acknowledge that AQSP is a public company, and that any unauthorized disclosure of any material facts regarding the Merger or Cogility could give rise to liability under applicable securities laws and regulations.

5. Stockholder Agreements.
A. In the event that all of the conditions to the closing of the Merger set forth in Section 4J above are met, then Ghourdjian and Jacobs each agrees and covenants to support and vote in favor of the Merger in his capacity as a director of Cogility, AQSP, or both, and each of the Stockholders agrees and covenants to support and vote in favor of the Merger all shares of Cogility Stock and AQSP Stock legally or beneficially owned by such Stockholder.

B.  Each of the Stockholders irrevocably agrees and covenants that at all annual or special meetings (and in all written actions and consents in lieu of meetings) of stockholders of AQSP at which members of the AQSP Board are to be elected, such Stockholder shall vote all shares of AQSP Stock legally or beneficially owned by such Stockholder as follows:

(1) At the closing of the Merger and prior to the first anniversary of the closing date of the Merger, such Stockholder shall vote all shares of AQSP Stock legally or beneficially owned by such Stockholder in favor of the election as directors of AQSP Ghourdjian, Jacobs, Bloom, Greene, James S. Jacobs, McCaffrey, Mesolella, Morrissy, General Robert Mixon (if he agrees to so serve, and if he does not, then another person designated by Ghourdjian and acceptable to Jacobs), and one other person designated by Ghourdjian and acceptable to Jacobs; and

(2) Following the first anniversary of the closing date of the Merger, such Stockholder shall vote all shares of AQSP Stock legally or beneficially owned by such Stockholder in favor of the election as directors of AQSP of slates of nominees for AQSP Board consisting of Ghourdjian or his nominee, Jacobs or his nominee, and such additional persons as shall be mutually acceptable to Ghourdjian and Jacobs as may be designated by them in writing from time to time, provided that it is understood and agreed by Ghourdjian and Jacobs that, at all times, a majority of the AQSP Board must be deemed to be “independent” of Ghourdjian and Jacobs within the meaning of the applicable rules and regulations of the U.S. Securities and Exchange Commission ("SEC").

C.  Each of the Stockholders irrevocably agrees and covenants that such Stockholder shall fully cooperate and take any and all actions as shall be necessary or desirable to cause any vacancy on the board of directors of AQSP caused by the death, disability, resignation or removal for cause of any member of the AQSP Board to be filled, until the next annual or special meeting (or the next written action or consent in lieu of meeting) of stockholders of AQSP, by a person who is mutually acceptable to Ghourdjian and Jacobs and who is jointly designated by them in writing.

D.  Each of the Stockholders irrevocably agrees and covenants that such Stockholder shall not take any action, nor fail to take any action, nor assist or participate in any voting arrangement, consent, approval, scheme, plan, course of action, agreement, contract, transaction or series of transactions, or other arrangement of any nature whatsoever, that could, might or would, directly or indirectly, result in any person or persons being elected, designated, named or installed as the members of the board of directors of AQSP other than the persons contemplated by Sections 5A, 5B and 5C above.

E.  Each of the Stockholders irrevocably agrees and covenants that at all annual or special meetings (and in all written actions and consents in lieu of meetings) of stockholders of AQSP at which mergers and other acquisitions are to be voted upon, such Stockholder shall vote all shares of AQSP Stock legally or beneficially owned by such Stockholder in favor of the approval of all mergers and acquisitions which have been duly approved in accordance with applicable law by the AQSP Board, and in favor of all actions contemplated by the definitive documentation in regard to such mergers and acquisitions such as, for example and without limitation, the issuance of AQSP Stock, AQSP Options, or warrants to purchase shares of AQSP Stock, and/or the borrowing of funds by AQSP, in connection with the closings of such mergers and acquisitions or the financings thereof.

F.  Each of the Stockholders irrevocably agrees and covenants that such Stockholder shall vote all shares of AQSP Stock and of Cogility Stock legally or beneficially owned by such Stockholder, and shall execute and deliver such further documents and take such further action, as may be necessary or desirable to carry out the purposes and intent of this Agreement, including, without limitation, to approve any amendments to the Certificate of Incorporation or By-Laws of Cogility or AQSP which are required by law or prudent business practices in order to make the terms of this Agreement effective and legally binding on Cogility, AQSP and their respective stockholders, board of directors and officers, or otherwise to effectuate any of the terms, conditions, provisions or purposes of this Agreement.

G. The agreements set forth in this Section 5 will be legally binding upon each of the Stockholders until the earlier to occur of Jacobs' death or the refusal of Jacobs to serve as the CEO of AQSP, unless sooner terminated by the unanimous consent of the Stockholders.

6.  Specific Performance. Each of the Parties to this Agreement acknowledges that the rights and obligations of the Stockholders, Cogility and AQSP concerning the management and affairs of Cogility and AQSP are unique, and that any failure of any Stockholder, Cogility or AQSP to perform any of such Stockholder’s, Cogility’s or AQSP's obligations under this Agreement will cause irreparable harm for which any remedies at law would be inadequate. Accordingly, each of the Stockholders, Cogility and AQSP agrees that, in the event of any actual or threatened or attempted failure of any Stockholder, Cogility or AQSP to perform any of such Stockholder’s, Cogility’s or AQSP's obligations hereunder, each of the other Parties to this Agreement shall, in addition to all other remedies, be entitled to a decree for specific performance of the provisions of this Agreement and to temporary and permanent injunctions restraining such failure or commanding performance of such obligations, without being required to show actual damage or to furnish any bond or other security.

7.  Notices. All notices required or permitted hereunder shall be in writing, signed by the Party giving notice or an officer thereof, and shall be deemed to have been given when actually delivered by personal delivery or by Federal Express or similar overnight courier service, or five (5) days after deposit in the United States mail, registered, with postage prepaid, addressed as follows:

If to DSGST, Ghourdjian or Cogility:

Matthew Ghourdjian
Cogility Software Corporation
111 S. Patrick Street
Alexandria, VA  22314

If to Jacobs, Bloom, Greene, James S. Jacobs, McCaffrey, Mesolella, Morrissy or AQSP:

Gerard M. Jacobs
31 N. Suffolk Lane
Lake Forest, IL  60045

8. Attorney's Fees. In the event that any action is filed to enforce any of the terms, agreements, covenants or provisions of this Agreement, the prevailing Party in such action shall be entitled to payment from the losing Party all costs and expenses, including reasonable attorney fees, court costs and ancillary expenses incurred by such prevailing Party in connection with such action.

9.  Miscellaneous.

A.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

B. This Agreement may be executed in original, via facsimile transmission, or via electronic transmission. This Agreement may be executed in any one or more counterparts, each of which shall constitute an original, no other counterpart needing to be produced and all of which, when taken together, shall constitute but one and the same instrument.

C.  This Agreement contains the entire understanding among the Parties with respect to the subject matter of this Agreement, and supersedes all prior oral or written discussions, drafts, proposals, agreements, contracts and understandings of any nature whatsoever.

D.  Any modification, amendment or waiver hereof may be made only by an instrument in writing signed by all of the Parties hereto. No delay on the part of any Party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any Party or any remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

E.  This Agreement shall be controlled, construed and enforced in accordance with the substantive laws of the United States and the State of Nevada, notwithstanding any conflict of law principles.

F.  Whenever possible, each provision of this Agreement shall be construed and interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement or the application thereof to any Party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provision of this Agreement or the application of such provision to other parties or circumstances.

In Witness Whereof, the Parties have executed this Agreement, which shall be legally binding as of the first date that all of the Parties have signed this Agreement, as conclusively evidenced by the dates accompanying their respective signatures below.

Deborah Sue Ghourdjian Separate Trust

By:	/s/ Deborah Sue Ghourdjian
Trustee
Date: 10/14/10

By:	/s/ Matthew Ghourdjian
Matthew Ghourdjian, in his individual capacity
Date: 10/15/10

Cogility Software Corporation

By:	/s/ Matthew Ghourdjian
Matthew Ghourdjian, in his capacity as Chief Executive Officer and sole director
Date: 10/15/10

By:	/s/ Gerard M. Jacobs
Gerard M. Jacobs, in his individual capacity
Date: 11/4/10

Acquired Sales Corp.

By:	/s/ Gerard M. Jacobs
Gerard M. Jacobs, in his capacity as Chief Executive Officer and director
Date: 11/4/10

By:	/s/ Joshua A. Bloom
Joshua A. Bloom, in his capacity as director of Acquired Sales Corp.
Date: 10/28/10

By:	/s/ Roger S. Greene
Roger S. Greene, in his capacity as director of Acquired Sales Corp.
Date: 11/4/2010

By:	/s/ James S. Jacobs
James S. Jacobs, in his capacity as director of Acquired Sales Corp.
Date: 10/27/10

By:	/s/ Michael D. McCaffrey
Michael D. McCaffrey, in his capacity as director of Acquired Sales Corp.
Date: 10/28/10

By:	/s/ Vincent J. Mesolella
Vincent J. Mesolella, in his capacity as director of Acquired Sales Corp.
Date: 10/28/10

By:	/s/ Richard E. Morrissy
Richard E. Morrissy, in his capacity as director of Acquired Sales Corp.
Date: 10/28/10